INTERMEC, INC.

AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT

This agreement (the “Agreement”) is effective as of the 30th day of March, 2007, and amends and restates in its entirety that certain Restricted Stock Unit Agreement originally made as of the 8th day of September, 2004, between UNOVA, Inc., a Delaware corporation whose name has subsequently been changed to Intermec, Inc. (the “Company”) and Janis L. Harwell (the “Grantee”).

WHEREAS, the Company’s 2004 Omnibus Incentive Compensation Plan (the “Plan”) was adopted by the Board of Directors of the Company on March 11, 2004, was approved by the shareholders of the Company on May 6, 2004, and was amended by the Compensation Committee of the Board of Directors on May 16, 2006;

WHEREAS, as an inducement to the Grantee to remain in the employ of the Company or one of its Subsidiaries or Affiliates (collectively, the “Company”), the Company awarded the Grantee Restricted Stock Units (as that term is defined in the Plan) in accordance with the terms and conditions of the Plan and this Agreement; and

WHEREAS, as a further inducement to the Grantee to remain in the employ of the Company or one of its Subsidiaries or Affiliates during a period of transition including the appointment of a new Chief Executive Officer of the Company, the Company has approved additional terms of the Agreement, providing for the earlier vesting of the award upon certain conditions;

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and the Grantee hereby agree as follows:

1.  The Company granted to the Grantee, effective September 8, 2004, as a matter of separate inducement and agreement, and not in lieu of salary or other compensation for services, an Award of 20,000 Restricted Stock Units (“RSUs”) comprising the right to receive shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) on the terms and conditions hereinafter set forth (the “Awarded Shares”), such number of Awarded Shares to be subject to adjustment as provided in Section 3 of the Plan. The Grantee shall have no obligation to pay the Company additional consideration for the Awarded Shares.

                     In order for this Award to become effective, the Grantee must sign and return to the Company’s Secretary one copy of this Agreement within 30 days following the date at the end of this Agreement.  In the event the Grantee fails to do so, this Agreement shall be deemed cancelled, null and void.

2.  The Plan, a copy of which has been made available to the Grantee, is incorporated herein by reference and is made part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement which are not defined herein shall have the meanings assigned to such terms in the Plan, it being understood that the terms “Restricted Stock Units” and “RSUs” shall mean and refer to the right to receive only the Awarded Shares. This Agreement is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Plan as the same exist at the time this Agreement became effective. The Plan shall control in the event there is any express conflict between the Plan and the terms hereof and with respect to such matters as are not expressly covered in this Agreement. The Company hereby reserves the right to alter, amend, modify, restate, suspend or terminate the Plan and this Agreement in accordance with Section 12 of the Plan, but no such subsequent amendment, modification, restatement, or termination of the Plan or this Agreement shall adversely affect in any material way the Grantee’s rights under this Agreement without the Grantee’s written consent.  This Agreement shall be subject, without further action by the Company or the Grantee, to such amendment, modification, or restatement.

3.  Subject to the provisions of Paragraph 5 of this Agreement, there shall be a Period of Restriction (the “Restriction Period”) beginning on the Award Date and ending on the fifth anniversary of the Award Date (the “Vesting Date”).  Except as otherwise provided in Paragraph 5 hereof, all RSUs still subject to restriction on the date of Grantee’s Termination of Employment shall be forfeited by the Grantee.

4.  Until the earlier of (a) the end of the Restriction Period with respect to any of the RSUs granted hereunder or (b) the vesting of such RSUs in accordance with the provisions of this Agreement or the Plan, the Grantee shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the RSUs or the Awarded Shares.

5.  Notwithstanding any other provision of this Agreement, all RSUs granted hereunder still subject to restriction shall become fully vested and free of all restrictions and deferral limitations to the full extent of the original grant upon the occurrence of any of the following events: (a) the Termination of Employment of the Grantee by reason of the Grantee’s death; (b) the Termination of Employment of the Grantee by reason of the Grantee’s Disability; (c) the occurrence of a Change of Control as defined in Section 13(b) of the Plan; or (d) the Termination of Employment of the Grantee on or before February 28, 2009, if the Grantee is employed by the Company throughout the period from March 30, 2007, to the date of such termination, and if such termination is not voluntary and is not for Cause, and if such termination is not in connection with a Change of Control as the terms “Cause” and “Change of Control” are defined in the Company’s 2007 Executive Severance Plan (as it may from time to time be amended).

6.  If and when the Restriction Period ends with respect to RSUs awarded hereunder without a prior forfeiture of such RSUs, or if and when RSUs vest pursuant to the provisions of Paragraph 5 hereof, and subject to the payment of withholding taxes as provided in Paragraph 8 hereof, the Company will direct its transfer agent to issue to the Grantee within thirty (30) days after such event, in uncertificated form, the number of unrestricted shares of Common Stock equal to the number of RSUs as to which the Restriction Period has ended or that have vested pursuant to Paragraph 5.  Notwithstanding the preceding sentence, payment due hereunder will be deferred to the extent the Company’s deduction for such payment would be prohibited due to the application of Section 162(m) of the Internal Revenue Code (the “Code”).  Payment of any deferred amount will be made in the first taxable year in which the Company reasonably anticipates that if the payment is made during such year, the deduction of such payment will not be prohibited due to the application of Section 162(m) of the Code.  If, pursuant to the preceding sentence, payment is delayed to a date on or after the Grantee’s separation from service (as defined in Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations promulgated thereunder), payment will be delayed to the date that is six months after the Grantee’s separation from service.

7.  Except as otherwise provided in this Agreement or the Plan, the Grantee shall not have any rights of a shareholder with respect to the RSUs or, prior to vesting, the Awarded Shares.

8.  No later than the date as of which an amount first becomes includable in the gross income of the Grantee for federal income tax purposes with respect to any Awarded Shares, the Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld by the Company with respect to such amount. Unless otherwise determined by the Committee, withholding obligations (up to the minimum statutory amount required to be withheld by the Company) may be settled with shares of Common Stock, including the Awarded Shares that give rise to the withholding requirement or shares of Common Stock already owned by the Grantee for a period of at least six months. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, and its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee. Grantee, therefore, hereby unconditionally and irrevocably elects, notwithstanding anything to the contrary in this Paragraph 8 or elsewhere in this Agreement, to satisfy any and all federal, state, local, and foreign taxes of any kind that may be withheld by the Company in connection with Grantee’s Awarded Shares (the “Withholding Taxes”) by electing one of the following options; provided that in all cases, the Company shall have the right to receive not less than the minimum amount of the Withholding Taxes that the Company is required by law to withhold (the “Mandatory Withholding Taxes”); and further provided that an amount equal to the Mandatory Withholding Taxes in respect of any cash payment to Grantee shall be withheld from any such cash payment:

OPTION 1:

☒
Authorizing and directing the Company to deduct from the total number of shares of Company common stock issued and deliverable to Grantee pursuant to this Agreement the number of shares having a value equal to the Mandatory Withholding Taxes.

OPTION 2:

☐
Tendering to the Company the number of unrestricted shares of Company common stock owned by the Grantee for a period of at least six months prior to the date on which Withholding Taxes are due and having a value equal to the Mandatory Withholding Taxes.

OPTION 3:

☐	Paying to the Company in cash an amount up to the Withholding Taxes but not less than the Mandatory Withholding Taxes.

In the event that none of the payment options set forth above is specified, the Grantee’s election shall be deemed to be Option 1, and the Company shall proceed accordingly.

                9.  Grantee understands and acknowledges that Grantee is one of a limited number of employees of the Company and its Subsidiaries and Affiliates who have been selected to receive grants of RSUs and that Grantee’s Award is considered Company confidential information. Grantee hereby covenants and agrees not to disclose the Award of RSUs pursuant to this Agreement to any other person except (a) Grantee’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (b) as required in connection with the administration of this Agreement and the Plan as it relates to this Award or under applicable law, and (c) to the extent the terms of this Award have been publicly disclosed.

10.  The grant of RSUs to the Grantee in any year shall give the Grantee neither any right to similar grants in future years nor any right to be retained in the employ of the Company or its Subsidiaries or Affiliates, such employment being terminable to the same extent as if the Plan and this Agreement were not in effect. The right and power of the Company and its Subsidiaries and Affiliates to dismiss or discharge the Grantee is specifically and unqualifiedly unimpaired by this Agreement.

11.  Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary or at such other address as the Company may specify in writing to the Grantee by a notice delivered in accordance with this paragraph. All notices to the Grantee shall be delivered to the Grantee at the Grantee’s address specified below or at such other address as the Grantee may specify in writing to the Secretary of the Company by a notice delivered in accordance with this paragraph.

12.  This Agreement, including the provisions of the Plan incorporated by reference herein, comprises the whole Agreement between the parties hereto with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.  This Agreement shall become effective when it has been executed or accepted electronically by the Company and the Grantee.

13.  This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided herein and in the Plan, shall inure to the benefit of and shall be binding upon the Grantee’s heirs, legal representatives, and successors.

14.  If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

                15.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement is executed by the Grantee and by the Company through its duly authorized officer or officers as of the day and year first above written.

DATE: September 13, 2007	INTERMEC, INC. By: /s/ Patrick J. Byrne Patrick J. Byrne Chief Executive Officer and President
GRANTEE: (One of the boxes under Paragraph 8 must be checked) /s/ Janis L. Harwell Janis L. Harwell